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                                                                      EXHIBIT 99


                        FIRST NATIONAL BANK OF KERRVILLE

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS


      The undersigned hereby appoints F. O'Neil Griffin and William R. Goertz, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Special Meeting of Shareholders of First National Bank of Kerrville (the "Bank") to be held at the main office of the Bank, 301 Junction Highway, Kerrville, Texas, at __:__ _.m. on ______, November __, 1994, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

      (1) The adoption of the Amended and Restated Agreement and Plan of Reorganization between the Bank and Norwest Corporation ("Norwest"), dated as of July 8, 1994, pursuant to which a wholly owned banking subsidiary of Norwest will be consolidated with the Bank, under the charter of the Bank, and each outstanding share of the common stock of the Bank will be exchanged for shares of the common stock, par value $1 2/3 per share, of Norwest, as more fully described in the Proxy Statement-Prospectus accompanying this Proxy.

                  FOR  / /               AGAINST  / /       ABSTAIN  / /

      (2) In their discretion on such matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement-Prospectus relating to the meeting, receipt of which are hereby acknowledged.

      Shares represented by this proxy will be voted as directed by the shareholder. The Board of Directors recommends a vote "FOR" proposal 1. If no direction is supplied, the proxy will be voted "FOR" proposal 1.

                                  Dated:  __________________________, 1994.

                                  ______________________________________________
                                  (Please sign exactly as name appears at left.)

                                  ______________________________________________
                                  (If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees, or in similar capacities should so indicate.)


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.